Exhibit 99.1

[Al Yousuf, LLC letterhead]

Dubai, March 20, 2014

VIA EMAIL

PERSONAL AND CONFIDENTIAL

Re:     Resignation from the Board of Directors

To My Fellow Directors and the Chairman of the Board:

Altair Nanotechnologies Inc. (“Altair US”) is at a very critical stage in its history and its very existence is at risk. During a period like this one, it is absolutely critical that we work together to solve our problems but we have failed to do so. In recent months, our board has ceased to function effectively and I have lost confidence in our Chairman’s ability to oversee this board in the best interests of the company and its stakeholders (including our employees, shareholders, customers and certainly more so than ever, our creditors). I am also concerned that a subset of the board has been speaking on behalf of the full board, that the rest of the board has not been properly informed and has not been given an opportunity to express its views, nor is even included in deliberations about material developments affecting the Altair US group at large.

Directors need to hear from one another in an open forum so all issues can be aired in a transparent fashion. Directors must put personal relationships and issues aside that might color their decision-making process. The board must be led by a Chairman who is unbiased, and focused only on what is best for the corporation. A properly functioning board needs to be fully informed about all material facts about a corporation in order to make deliberate and intelligent decisions. Extreme candor among directors is critical. This board has failed to achieve this goal.

My repeated efforts to rectify this perilous course have been unheeded. Accordingly, I have no choice but to tender my resignation from the board of Altair US, effective immediately. Admittedly, it is for me an extraordinary step to tender my resignation, but you should understand that I am doing so as a last resort opportunity to voice my concerns over the direction of Altair US.

I am concerned that since the resignation of Richard Lee was announced to the market earlier this year, on February 16, the office of chief executive officer has been left vacant and no apparent efforts (at least any efforts that I have been associated with) to find a viable replacement have been undertaken since then. Paula Conroy, our former Chief Financial Officer, also resigned earlier this year and the circumstances of her departure are still unclear to me. It appears to me that a lot of other qualified people have been terminated or have left the company.

I learned early this morning that the board had decided to appoint Guohua Sun and Karen Werner as Interim Chief Executive Officer and Interim Chief Financial Officer, respectively. I understand that this decision was taken at an emergency board meeting which took place yesterday. Even though I was invited to participate in the meeting - which took place via teleconference - , I was not able to join the debates as the meeting codes provided to me did not appear to be working (it is not the first time that this happens to me). Also, I was not provided with any background information regarding Mr. Sun and Ms. Werner and I am not aware of whether the board fully considered such candidates based on their merits and past experience in our industry. I also learned that Mr. Sun is an employee of our main shareholder and I therefore hope that the appointment process was not tainted by personal relationships. As for many other important issues affecting the future of our company, I sincerely wish that the process would have been more open, transparent and based on a fully considered process taking the company’s best interests into consideration. Did the board interview several candidates for such jobs, taking into account their respective merits and suitability for the positions? I suspect in light of the suddenness of the appointments and the fact that the board meeting deciding on their appointments did not last more than 12 minutes, that it was not the case. I would therefore request that Mr. Sun’s and Mrs. Werner’s tenures be reevaluated. We have been flying totally blind for too long, I am afraid. New officers, qualified for the job and effectively empowered by the board, need to be appointed as soon as possible. A search for the most suitable candidates for such jobs needs to be undertaken without further delays.

I am concerned that material information regarding our Chinese operations is not properly shared with the board and that important decisions affecting the Altair US group as a whole are taken at the level of our Chinese affiliates, without consultation of this board. A recent example of this are the loans granted by the Bank of China and the Wu’an Rural Credit Cooperative Co, Limited in October, last year for amounts of approximately $3.8MM and US $17MM, respectively. These are material developments but I only learned about them when stumbling upon the press release filed by the company. This was not discussed during any of our board deliberations. Corporate governance principles need to extend throughout the Altair US group but unfortunately they do not. Our Chinese operations are a total “black box” for certain members of this board, including me.

The implementation of the relocation of our manufacturing facilities to Wu’an in China is far exceeding the plans that were originally presented to the board. Employees at our Anderson facility are worried about their future and are resigning in droves. We cannot afford to let our intellectual capital walk out of the door - this board should communicate to the employees to inform them with specificity about their future within the group. Our US customers are reluctant to order from us. They need to be reassured about the continuity of our supply chain. I understand that one of the Company’s largest customers in the US recently voiced his concerns about our ability to deliver on a large order. We need to take a very hard look at the image we are projecting. I am also very concerned about the budgeting process in respect of the relocation of our manufacturing to China. The costs associated with such relocation have not been fully disclosed to the board and appear to be creeping up.

I have decided to resign because I thought it was the right thing to do as a fiduciary for the Company and its stakeholders. Sometimes a board member being disruptive is exactly what a Company and board needs at a critical time.

The situation can be fixed, but time is of the essence.

Sincerely,

/s/ Eqbal Al Yousuf

Eqbal Al Yousuf